UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) September 18, 2008 (September 3, 2008)
The Scotts Miracle-Gro Company
(Exact name of registrant as specified in its charter)

Ohio	1-13292	31-1414921

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14111 Scottslawn Road, Marysville, Ohio	43041

(Address of principal executive offices)	(Zip Code)

(937) 644-0011

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
On September 3, 2008 and September 12, 2008, respectively, each of Michael C. Lukemire, Executive Vice President, Global Technology & Operations of The Scotts Miracle-Gro Company (the “Company”), and James Hagedorn, Chairman of the Board, President and Chief Executive Officer of the Company, established a Rule 10b5-1 sales plan (each, a “Plan”) with a broker pursuant to the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended. Each of Mr. Lukemire and Mr. Hagedorn has contracted with the broker to sell certain common shares of the Company underlying restricted common share awards which will vest during the month of October 2008. The Plans are intended to permit the executives to administer their financial planning in a pre-arranged manner which complies with federal securities laws. Neither Mr. Lukemire nor Mr. Hagedorn will have control over the price or timing of the sales of common shares of the Company under their respective Plans.
The common shares subject to Mr. Lukemire’s Plan are those which will no longer be subject to restriction upon the vesting on October 12, 2008 of restricted common shares granted to Mr. Lukemire on October 12, 2005. Pursuant to the Plan, as many as 2,600 common shares of the Company underlying the restricted common share award may be sold between October 13, 2008 and October 15, 2008, at which time his Plan will terminate.
The common shares subject to Mr. Hagedorn’s Plan are those which will no longer be subject to restriction upon the vesting on October 12, 2008 of restricted common shares granted to Mr. Hagedorn on October 12, 2005. Pursuant to the Plan, as many as 7,095 common shares of the Company underlying the restricted common share award may be sold between October 13, 2008 and October 20, 2008, at which time his Plan will terminate.
Specific sales transactions effected under the Plans will be reported by Messrs. Lukemire and Hagedorn through individual Rule 144 and Form 4 filings with the Securities and Exchange Commission, as appropriate.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SCOTTS MIRACLE-GRO COMPANY
Dated: September 18, 2008	By:	/s/ Vincent C. Brockman
		Name:	Vincent C. Brockman
		Title:	Executive Vice President, General Counsel and Corporate Secretary

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